EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd Executive Vice President, Chief Financial Officer and Treasurer (919) 783-4660 www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC. ANNOUNCES 2010 FOURTH-QUARTER AND
FULL-YEAR RESULTS

Heritage Aggregates Volume Up 14% for the Quarter;
Specialty Products Delivers Record Earnings from Operations in Fourth Quarter and Year;
Full-Year EPS Increases 10%
RALEIGH, North Carolina (February 8, 2011) — Martin Marietta Materials, Inc. (NYSE:MLM) today announced its results for the fourth quarter and year ended December 31, 2010.
Ward Nye, President and CEO of Martin Marietta Materials, stated, “Our 2010 performance further distinguishes Martin Marietta as a premier performer among building materials companies. Despite the difficult environment in which we were operating, the earnings power created from our steadfast focus on fundamentals, including stringent cost controls and prudent management of our assets, enabled us to deliver fourth-quarter earnings of $0.32 per diluted share and full-year earnings of $2.10 per diluted share. Our fourth-quarter earnings were driven by a 14% increase in heritage aggregates shipments, led by our West Group. Our Specialty Products segment also continued to deliver record performance, with record net sales, gross profit and operating earnings for both the fourth quarter and full year. As a result of what we accomplished in 2010, we see ourselves as well-positioned to carry this momentum into 2011 and 2012.”
Notable Items For The Quarter (all comparisons are versus the prior-year quarter)
•	Earnings per diluted share of $0.32 compared with a loss of $0.07 per diluted share

•	Net sales increased to $368.8 million compared with $327.8 million

•	Heritage aggregates product line volume up 14.4%

•	Heritage aggregates product line pricing down 3.1%; geographic and project mix account for 160 basis points of the decline

•	Specialty Products record fourth-quarter earnings from operations of $10.5 million

•	Selling, general and administrative expenses down 40 basis points as a percentage of net sales, despite absorbing a $2.4 million charge related to the payment of retirement benefits

•	Consolidated operating margin (excluding freight and delivery revenues) of 9.4%, up 500 basis points
Notable Items For the Year (all comparisons are versus 2009)
•	Earnings per diluted share of $2.10 compared with $1.91 per diluted share

•	Net sales increased to $1.551 billion compared with $1.497 billion

•	Heritage aggregates product line volume up 5.3%

•	Heritage aggregates product line pricing down 3.4%

•	Specialty Products record earnings from operations of $50.6 million compared with $35.7 million

•	Selling, general and administrative expenses down 70 basis points as a percentage of net sales

•	Consolidated operating margin (excluding freight and delivery revenues) of 12.7%, up 20 basis points
-MORE-

MLM Announces Fourth Quarter 2010 Results

February 8, 2011
Management Commentary
Nye continued, “Our financial results in October and November provide further validation of our previously stated view that volume recovery, combined with our lean operating cost structure, will lead to profit margin increase even without price increases. To illustrate, the incremental operating margin (excluding freight and delivery revenues) in our Aggregates business for the months of October and November was 62%. This improvement was achieved despite the headwind from rising energy costs.
“Favorable weather conditions extended the construction season through November in most of our markets and were also a factor in our quarterly volume increase. During the quarter, we experienced double-digit increases in aggregates shipments in each of our end-use markets. Infrastructure, our largest end-use market, had volume growth of 13% compared with the prior-year quarter and was supported by an increase in state transportation spending, somewhat tempered by continuing delays in projects funded by the American Recovery and Reinvestment Act (“ARRA” or “Stimulus”). The nonresidential end-use market also had growth of 13% compared with the prior-year quarter. This market continues to benefit from energy sector activity, as aggregates are essential to build access roads and drilling pads for numerous oil and gas projects underway in the southwestern United States. Our ChemRock/Rail end-use market experienced a 25% volume increase compared with the prior-year quarter, fueled by railroad expansion activity in certain markets and increased agricultural lime shipments. The residential end-use market had a volume increase of 14% compared with the prior-year quarter.
“The rate of pricing decline remained relatively stable through 2010. Overall heritage aggregates product line pricing decreased 3.1% compared with the prior-year quarter and 3.4% compared with the prior year. Still, two previously reported pricing trends continued in the fourth quarter. First, competitive pressures, particularly in our Mideast Group, negatively affected pricing on certain construction jobs. For example, pricing on Stimulus-related projects during the quarter was approximately 6% below our company average. However, we continue to expect negative pricing pressure to ease as our end markets recover or attain levels of sustained stability. Second, geographic mix, coupled with the effect of project mix, accounted for approximately half of the fourth quarter average selling price decline. While our West Group experienced a 26% increase in quarterly shipments, it also had a lower average selling price compared with our Mideast and Southeast Groups.
“Our Specialty Products business benefitted from continued strong demand in both the steel industry and the magnesia chemicals product lines. The Specialty Products business’ fourth-quarter record net sales of $44.4 million increased 17.8% compared with the prior-year quarter. Record earnings from operations of $10.5 million grew 9.2% compared with the prior-year quarter and reflect increased product demand and our continued focus on cost control programs, partially offset by higher energy costs.
“These results reflect our continued commitment to cost control, including selling, general and administrative expenses, as well as safety, productivity and customer service. Energy expenses significantly affected production costs and increased $7.2 million, or 22.1%, compared with the prior-year quarter, which reduced net earnings by nearly $0.10 per diluted share. Despite these significantly higher energy costs, our aggregates product line cost per ton decreased 4.6% for the quarter, reflecting the leverage gained from higher production. Further, we achieved greater operating efficiencies, as measured by tons produced per working man hour, which increased 16% over the prior-year quarter. For the full year, energy costs increased $25.5 million, or 19.6%, reducing net earnings by $0.34 per diluted share. For the quarter, selling, general and administrative expenses as a percentage of net sales decreased 40 basis points, despite absorbing $2.4 million of expense related to required payments under certain retirement plans. For the full year, SG&A expenses decreased 70 basis points to 8.6% of net sales.
-MORE-

MLM Announces Fourth Quarter 2010 Results

February 8, 2011
“Other operating income and expenses, net, was an expense of $1.2 million for the fourth quarter of 2010 compared with an expense of $12.7 million in the prior-year quarter. In 2009, we recorded a reserve of $11.9 million related to a pending civil action that was resolved in the second quarter of 2010.
“The overall effective tax rate for the quarter was 15.2% compared with 32.1% in the prior-year period. The quarterly rate benefitted from the deduction related to income from domestic production activities under the American Jobs Creation Act of 2004. For full year 2010, the overall effective tax rate was 22.9%.
Liquidity And Capital Resources
“In 2010 we remained financially disciplined through attentive management of our balance sheet, liquidity and cash flow generation. Cash from operating activities for the full year was $269.8 million compared with $318.4 million for 2009.
“During the year we funded over $179 million in capital investments in both acquisitions and organic growth projects. We reviewed numerous possible acquisitions and completed the purchase of both a sand and gravel business near Charlotte, North Carolina, as well as an aggregates distribution facility at Port Canaveral, Florida. Further, to complement our Port Canaveral acquisition, we added an aggregates import facility at Port Manatee on Florida’s west coast.
“Capital investment in our heritage operations prior to the current recession continues to position us for strong performance in an economic recovery. Capital expenditures of $135.9 million for the year, compared with $139.2 million for 2009, were in line with our previous guidance. We can continue to safely and appropriately reduce maintenance capital investment while providing opportunities to allocate capital in a manner that maximizes long-term shareholder value.
“As expected, our sales increase led to a use of cash for working capital during the year. Cash used to finance accounts receivable was partially offset by an improvement in working capital provided from inventory and accounts payable. Days sales outstanding was 47 days, essentially flat with 2009. Operating cash was also used to settle the previously mentioned legal contingency for $7 million.
“During 2010, we reduced debt by repaying $218 million of Floating Rate Senior Notes. At December 31, 2010, we had total outstanding debt of $1.031 billion, of which $248.7 million was classified as current, including $242 million of Notes that mature in April 2011. We ended the year with $70 million in cash and cash equivalents, available borrowings of $323 million on our revolving credit agreement and available borrowings of $100 million on our secured accounts receivable credit facility.
“At December 31, 2010, our ratio of consolidated debt to consolidated earnings before interest expense, tax expense, and depreciation, depletion and amortization expense (EBITDA), as defined, for the trailing twelve-months was 2.7 times.
2011 Outlook
“While a variety of factors make it difficult to form a complete perspective for 2011, there are a range of considerations informing our thinking at this time. A noteworthy consideration will be the rate at which states spend available Stimulus funds for infrastructure projects in our key markets. At present, we operate under a Congressional continuing resolution that extended the Safe, Accountable, Flexible and Efficient Transportation Equity Act — A Legacy for Users (SAFETEA-LU) through March 4, 2011. While Congressional Democrats and Republicans broadly agree that investing in infrastructure is a key governmental priority, we believe another Congressional continuing resolution of SAFETEA-LU is likely for 2011. However, reauthorized infrastructure legislation at the Federal and State levels could be accelerated as Congress, the President and local authorities focus on infrastructure as an efficient means of jobs creation and investment in the foundational backbone of America’s economic growth.
-MORE-

MLM Announces Fourth Quarter 2010 Results

February 8, 2011
“Our outlook for aggregates shipments is generally consistent with McGraw-Hill Construction’s published view. We expect that state spending on infrastructure should remain steady and 30% of ARRA infrastructure funds are expected to be spent in 2011. That said, uncertainty in long-term federal funding could negatively affect infrastructure spending. Taking a conservative posture, our outlook is based upon the expectation that the infrastructure end-use market will be flat to slightly down; we anticipate a modest 2011 volume recovery in the commercial component of our nonresidential end-use market. However, natural gas prices and the timing of lease commitments for oil and natural gas companies will be significant in the continuation of certain energy sector activity in 2011. Considering the notable aggregates shipments to the energy sector in 2010, we expect the rate of growth in the heavy industrial component of our nonresidential end-use market to moderate in 2011 compared with the double-digit growth rate in 2010. Overall, we expect nonresidential end-use shipments to increase in the mid-single digit range in 2011 and the rate of improvement in the residential end-use market to grow while ChemRock/Rail shipments are expected to be stable in 2011. Cumulatively, we expect flat to a 3% improvement in overall aggregates volume in 2011.
“Volume increases in specific markets in 2010 are likely to lead to price increases. While these increases may not be uniform throughout our portfolio, we expect 2011 aggregates pricing will range from flat to a 2% increase.
“Aggregates production cost per ton in 2011 is expected to range from flat to a slight decrease compared with 2010. We expect the Specialty Products segment to contribute $50 million to $52 million in pretax earnings for 2011, as economic recovery drives industrial demand for magnesia-based chemicals products and continued demand for environmental applications is driven by the United States’ focus on green technology and innovation.
“Selling, general and administrative expenses should be lower in 2011, primarily due to lower pension expense. Interest expense should be approximately $60 million in 2011, or $8 million lower than 2010, resulting from the expected refinancing of $242 million of our 6.875% Senior Notes and the renegotiation of our outstanding credit facilities during the first quarter. Our effective tax rate is expected to be 28%. Capital expenditures are forecast at $175 million for 2011, which includes nearly $75 million for selective high-quality growth projects.”
Risks To Outlook
The 2011 estimated outlook includes management’s assessment of the likelihood of certain risk factors that will affect performance. The most significant risk to 2011 performance will be, as previously noted, the strength of the United States economy and its impact on construction activity.
Other risks related to the Corporation’s future performance include, but are not limited to: (i) both price and volume and include a continued widespread decline in aggregates pricing; (ii) a greater-than-expected decline in infrastructure construction as a result of continued delays in traditional federal, ARRA, state and/or local infrastructure projects and continued lack of clarity regarding the timing and amount of the federal highway bill; (iii) a decline in nonresidential construction; (iv) a slowdown in the residential construction recovery; or (v) some combination thereof. Further, increased highway construction funding pressures resulting from either federal or state issues can affect profitability. Currently, nearly all states are experiencing some funding-level pressures driven by lower tax revenues. If these pressures extend to the transportation budgets in a greater degree than in the past, construction spending could be negatively affected. North Carolina and Texas are among the states experiencing these general pressures, and these states disproportionately affect revenue and profitability.
-MORE-

MLM Announces Fourth Quarter 2010 Results

February 8, 2011
The Corporation’s principal business serves customers in construction aggregates-related markets. This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, help to mitigate the risk of uncollectible receivables. The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy prices, both directly and indirectly. Diesel and other fuels change production costs directly through consumption or indirectly in the increased cost of energy-related consumables, such as, steel, explosives, tires and conveyor belts. Fluctuating diesel pricing also affects transportation costs, primarily through fuel surcharges in the Corporation’s long-haul distribution network. Our estimated outlook does not include significant increases in diesel costs during 2011.
The availability of transportation in the Corporation’s long-haul network, particularly the availability of barges on the Mississippi River system and the availability of rail cars and locomotive power to move trains, affects the Corporation’s ability to efficiently transport material into certain markets, most notably Texas, Florida and the Gulf Coast. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. The first and fourth quarters are most adversely affected by winter weather.
Risks to the 2011 outlook include volume decline as a result of economic events beyond the Corporation’s control. In addition to the impact on nonresidential and residential construction, the Corporation is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.
Consolidated Financial Highlights
Net sales for the quarter were $368.8 million, a 12.5% increase versus the $327.8 million recorded in the fourth quarter of 2009. Earnings from operations for the fourth quarter of 2010 were $34.7 million compared with $14.5 million in 2009. Net earnings attributable to Martin Marietta Materials were $14.8 million, or $0.32 per diluted share, versus 2009 fourth-quarter net loss attributable to Martin Marietta Materials of $3.2 million, or $0.07 per diluted share.
Net sales for 2010 were $1.551 billion compared with $1.497 billion in 2009. Full-year earnings from operations were $196.4 million for 2010 versus $187.6 million in 2009. 2010 net earnings attributable to Martin Marietta Materials were $97.0 million, or $2.10 per diluted share, compared with 2009 net earnings attributable to Martin Marietta Materials of $85.5 million, or $1.91 per diluted share.
Business Financial Highlights
Net sales for the Aggregates business during the fourth quarter of 2010 were $324.4 million compared with 2009 fourth-quarter sales of $290.1 million. Aggregates volume at heritage locations was up 14.4%, while pricing decreased 3.1%. Earnings from operations for the 2010 fourth quarter were $31.8 million versus $9.0 million in the year-earlier period. For the year, net sales for the Aggregates business were $1.375 billion versus $1.353 billion in 2009. Earnings from operations for 2010 were $166.6 million compared with $177.0 million in 2009. For the year, heritage aggregates volume increased 5.3%, while pricing decreased 3.4%.
Specialty Products’ fourth-quarter net sales of $44.4 million increased 17.8% from prior-year net sales of $37.7 million. Earnings from operations for the fourth quarter were $10.5 million compared with $9.6 million in the year-earlier period. For 2010, net sales were $176.4 million and earnings from operations were $50.6 million compared with net sales of $143.7 million and earnings from operations of $35.7 million for 2009.
-MORE-

MLM Announces Fourth Quarter 2010 Results

February 8, 2011
Conference Call Information
The Company will host an online web simulcast of its fourth quarter 2010 earnings conference call later today (February 8, 2011). The live broadcast of the Martin Marietta Materials, Inc. conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Corporation’s website.
For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 38563324.
Martin Marietta Materials, Inc. is the nation’s second largest producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, Inc., refer to the Corporation’s website at www.martinmarietta.com.
-MORE-

MLM Announces Fourth Quarter 2010 Results

February 8, 2011

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, the performance of the United States economy; widespread decline in aggregates pricing; the level and timing of federal and state transportation funding, including federal stimulus projects and most particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Georgia, Texas, Iowa and Louisiana, which when coupled with North Carolina, represented 55% of 2010 net sales of the Aggregates business; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; the severity of a continued decline in the commercial component of the nonresidential construction market, notably office and retail space, and a decline in residential construction; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; weakening in the steel industry markets served by the Corporation’s dolomitic lime products; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Corporation’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate; violation of the debt covenant if price and/or volumes decline worse than expected; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.
-MORE-

MLM Announces Fourth Quarter 2010 Results

February 8, 2011
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net sales	$368.8	$327.8	$1,550.9	$1,496.6
Freight and delivery revenues	59.2	46.9	232.0	206.0

Total revenues	428.0	374.7	1,782.9	1,702.6

Cost of sales	298.0	268.1	1,228.9	1,158.9
Freight and delivery costs	59.2	46.9	232.0	206.0

Total cost of revenues	357.2	315.0	1,460.9	1,364.9

Gross profit	70.8	59.7	322.0	337.7

Selling, general and administrative expenses	34.9	32.5	133.2	139.4
Research and development	—	—	0.2	0.4
Other operating (income) and expenses, net	1.2	12.7	(7.8)	10.3

Earnings from operations	34.7	14.5	196.4	187.6

Interest expense	16.9	18.1	68.5	73.5
Other nonoperating (income) and expenses, net	—	0.4	0.2	(1.2)

Earnings (Loss) from continuing operations before taxes on income	17.8	(4.0)	127.7	115.3
Income tax expense (benefit)	2.7	(1.3)	29.2	27.4

Earnings (Loss) from continuing operations	15.1	(2.7)	98.5	87.9

Gain (Loss) on discontinued operations, net of related tax expense (benefit) of $0.0, $(0.1), $0.1 and $0.2, respectively	0.1	(0.2)	0.2	0.3

Consolidated net earnings (loss)	15.2	(2.9)	98.7	88.2
Less: Net earnings attributable to noncontrolling interests	0.4	0.3	1.7	2.7

Net earnings (loss) attributable to Martin Marietta Materials, Inc.	$14.8	$(3.2)	$97.0	$85.5

Net earnings (loss) per common share:
Basic from continuing operations attributable to common shareholders	$0.32	$(0.07)	$2.11	$1.91
Discontinued operations attributable to common shareholders	—	—	—	0.01

	$0.32	$(0.07)	$2.11	$1.92

Diluted from continuing operations attributable to common shareholders	$0.32	$(0.07)	$2.10	$1.90
Discontinued operations attributable to common shareholders	—	—	—	0.01

	$0.32	$(0.07)	$2.10	$1.91

Dividends per common share	$0.40	$0.40	$1.60	$1.60

Average number of common shares outstanding:
Basic	45.5	44.9	45.5	44.0

Diluted	45.7	44.9	45.7	44.2

-MORE-

MLM Announces Fourth Quarter 2010 Results

February 8, 2011
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net sales:
Aggregates Business:
Mideast Group	$101.5	$100.9	$450.0	$438.5
Southeast Group	77.9	74.7	329.3	350.1
West Group	145.0	114.5	595.2	564.3

Total Aggregates Business	324.4	290.1	1,374.5	1,352.9
Specialty Products	44.4	37.7	176.4	143.7

Total	$368.8	$327.8	$1,550.9	$1,496.6

Gross profit (loss):
Aggregates Business:
Mideast Group	$25.0	$27.2	$133.1	$139.0
Southeast Group	3.3	4.0	22.6	45.6
West Group	31.2	17.3	108.9	111.2

Total Aggregates Business	59.5	48.5	264.6	295.8
Specialty Products	13.4	12.2	61.7	45.6
Corporate	(2.1)	(1.0)	(4.3)	(3.7)

Total	$70.8	$59.7	$322.0	$337.7

Selling, general and administrative expenses:
Aggregates Business:
Mideast Group	$10.6	$11.2	$41.7	$44.2
Southeast Group	6.7	6.6	25.7	26.9
West Group	11.0	10.5	42.9	42.0

Total Aggregates Business	28.3	28.3	110.3	113.1
Specialty Products	2.9	2.4	11.0	9.4
Corporate	3.7	1.8	11.9	16.9

Total	$34.9	$32.5	$133.2	$139.4

Earnings (Loss) from operations:
Aggregates Business:
Mideast Group	$13.6	$15.9	$93.9	$95.1
Southeast Group	(3.0)	(2.5)	(3.1)	20.5
West Group	21.2	(4.4)	75.8	61.4

Total Aggregates Business	31.8	9.0	166.6	177.0
Specialty Products	10.5	9.6	50.6	35.7
Corporate	(7.6)	(4.1)	(20.8)	(25.1)

Total	$34.7	$14.5	$196.4	$187.6

Depreciation	$43.7	$44.2	$174.1	$172.0
Depletion	1.1	1.0	4.3	4.0
Amortization	0.8	0.9	3.1	3.4

	$45.6	$46.1	$181.5	$179.4

-MORE-

MLM Announces Fourth Quarter 2010 Results

February 8, 2011
MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	December 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$70.3	$263.6
Accounts receivable, net	183.4	162.8
Inventories, net	331.9	332.6
Other current assets	110.6	97.9
Property, plant and equipment, net	1,687.8	1,692.9
Intangible assets, net	644.1	636.7
Other noncurrent assets	46.6	52.8

Total assets	$3,074.7	$3,239.3

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$248.7	$226.1
Other current liabilities	136.8	147.5
Long-term debt (excluding current maturities)	782.0	1,023.5
Other noncurrent liabilities	438.9	435.8
Total equity	1,468.3	1,406.4

Total liabilities and equity	$3,074.7	$3,239.3

-MORE-

MLM Announces Fourth Quarter 2010 Results

February 8, 2011
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)

	Year Ended
	December 31,
	2010	2009
Operating activities:
Consolidated net earnings	$98.7	$88.2
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	181.5	179.4
Stock-based compensation expense	14.7	20.6
Excess tax benefits from stock-based compensation transactions	(1.3)	(0.5)
(Gains) Losses on divestitures and sales of assets	(4.5)	2.1
Deferred income taxes	1.7	8.6
Other items, net	4.6	(1.0)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(20.5)	48.5
Inventories, net	1.2	(12.5)
Accounts payable	8.2	(10.5)
Other assets and liabilities, net	(14.5)	(4.5)

Net cash provided by operating activities	269.8	318.4

Investing activities:
Additions to property, plant and equipment	(135.9)	(139.2)
Acquisitions, net	(43.3)	(49.6)
Proceeds from divestitures and sales of assets	5.0	7.8
Railcar construction advances	(9.0)	(8.7)
Repayment of railcar construction advances	9.0	8.7
Loan to affiliate	—	(4.0)

Net cash used for investing activities	(174.2)	(185.0)

Financing activities:
Borrowings of long-term debt	200.0	330.0
Repayments of long-term debt and payments on capital lease obligations	(420.0)	(236.1)
Net repayments on short-term facilities	—	(200.0)
Change in bank overdraft	0.4	(2.9)
Dividends paid	(73.6)	(71.2)
Debt issue costs	(0.1)	(2.4)
Issuances of common stock	3.1	294.2
Excess tax benefits from stock-based compensation transactions	1.3	0.5
Purchase of subsidiary shares from noncontrolling interest	—	(17.1)
Distributions to owners of noncontrolling interests	—	(2.6)

Net cash (used for) provided by financing activities	(288.9)	92.4

Net (decrease) increase in cash and cash equivalents	(193.3)	225.8
Cash and cash equivalents, beginning of period	263.6	37.8

Cash and cash equivalents, end of period	$70.3	$263.6

-MORE-

MLM Announces Fourth Quarter 2010 Results

February 8, 2011
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Year Ended
	December 31, 2010		December 31, 2010
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mideast Group	5.4%	(5.6%)	8.0%	(5.3%)
Southeast Group	5.9%	(1.7%)	(3.7%)	(2.0%)
West Group	26.0%	1.2%	8.5%	(1.9%)
Heritage Aggregates Operations	14.4%	(3.1%)	5.3%	(3.4%)
Aggregates Product Line (3)	14.6%	(3.1%)	5.4%	(3.4%)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Shipments (tons in thousands)
Heritage Aggregates Product Line: (2)
Mideast Group	9,279	8,803	40,257	37,265
Southeast Group	6,936	6,548	29,289	30,417
West Group	14,545	11,544	60,380	55,674

Heritage Aggregates Operations	30,760	26,895	129,926	123,356
Acquisitions	33	—	33	—
Divestitures (4)	31	10	48	45

Aggregates Product Line (3)	30,824	26,905	130,007	123,401

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.

(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.
-MORE-

MLM Announces Fourth Quarter 2010 Results

February 8, 2011
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(Dollars in millions)
Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit markup. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three months and years ended December 31, 2010 and 2009, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

Gross Margin in Accordance with Generally Accepted	Three Months Ended		Year Ended
Accounting Principles	December 31,		December 31,
	2010	2009	2010	2009
Gross profit	$70.8	$59.7	$322.0	$337.7

Total revenues	$428.0	$374.7	$1,782.9	$1,702.6

Gross margin	16.6%	15.9%	18.1%	19.8%

	Three Months Ended		Year Ended
Gross Margin Excluding Freight and Delivery Revenues	December 31,		December 31,
	2010	2009	2010	2009
Gross profit	$70.8	$59.7	$322.0	$337.7

Total revenues	$428.0	$374.7	$1,782.9	$1,702.6
Less: Freight and delivery revenues	(59.2)	(46.9)	(232.0)	(206.0)

Net sales	$368.8	$327.8	$1,550.9	$1,496.6

Gross margin excluding freight and delivery revenues	19.2%	18.2%	20.8%	22.6%

Operating Margin in Accordance with Generally Accepted	Three Months Ended		Year Ended
Accounting Principles	December 31,		December 31,
	2010	2009	2010	2009
Earnings from operations	$34.7	$14.5	$196.4	$187.6

Total revenues	$428.0	$374.7	$1,782.9	$1,702.6

Operating margin	8.1%	3.9%	11.0%	11.0%

	Three Months Ended		Year Ended
Operating Margin Excluding Freight and Delivery Revenues	December 31,		December 31,
	2010	2009	2010	2009
Earnings from operations	$34.7	$14.5	$196.4	$187.6

Total revenues	$428.0	$374.7	$1,782.9	$1,702.6
Less: Freight and delivery revenues	(59.2)	(46.9)	(232.0)	(206.0)

Net sales	$368.8	$327.8	$1,550.9	$1,496.6

Operating margin excluding freight and delivery revenues	9.4%	4.4%	12.7%	12.5%

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s $325 million five-year revolving credit agreement. Under the agreement, the Corporation’s ratio of consolidated debt-to-consolidated EBITDA, as defined, for the trailing twelve months can not exceed 3.50 to 1.00 as of December 31, 2010, with certain exceptions related to qualifying acquisitions, as defined.
The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-twelve months at December 31, 2010. For supporting calculations, refer to Corporation’s website at www.martinmarietta.com.

Twelve-Month Period
January 1, 2010 to
December 31, 2010
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$96.8
Add back:
Interest expense	68.5
Income tax expense	29.2
Depreciation, depletion and amortization expense	176.6
Stock-based compensation expense	14.7
Deduct:
Interest income	(1.1)

Consolidated EBITDA, as defined	$384.7

Consolidated Debt, including debt guaranteed by the Corporation, at December 31, 2010	$1,049.0

Consolidated Debt-to-Consolidated EBITDA, as defined, at December 31, 2010 for the trailing twelve-month EBITDA	2.73 times

-MORE-

MLM Announces Fourth Quarter 2010 Results

February 8, 2011
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$79.6	$59.2	$374.7	$364.1

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow. For further information on EBITDA, refer to the Corporation’s website at www.martinmarietta.com.
A reconciliation of Net Earnings Attributable to Martin Marietta Materials, Inc. to EBITDA is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net Earnings (Loss) Attributable to Martin Marietta Materials, Inc.	$14.8	$(3.2)	$97.0	$85.5
Add back:
Interest Expense	16.9	18.1	68.5	73.5
Income Tax Expense (Benefit) for Controlling Interests	2.7	(1.4)	29.3	27.4
Depreciation, Depletion and Amortization Expense	45.2	45.7	179.9	177.7

EBITDA	$79.6	$59.2	$374.7	$364.1

The presentation of incremental operating margin excluding freight and delivery revenues for the Aggregates business for the months of October and November 2010 is a non-GAAP financial measure. The Corporation presents this measure as it believes it helps demonstrate the impact of incremental net sales on operating margin due to the significant amount of fixed production costs. The following presents the calculation of the incremental operating margin excluding freight and delivery revenues for the Aggregates business for the months of October and November 2010:

Aggregates business net sales for October and November 2010	$245.4
Aggregates business net sales for October and November 2009	215.2

Incremental net sales for the Aggregates business for October and November 2010	$30.2

Aggregates business earnings from operations for October and November 2010	$42.8
Aggregates business earnings from operations for October and November 2009	24.2

Incremental earnings from operations for the Aggregates business for October and November 2010	$18.6

Incremental operating margin excluding freight and delivery revenues for the Aggregates business for the months of October and November 2010	61.6%

-END-